Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated September 27, 2006 relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries for the years ended June 30, 2006 and 2005 included in this Form 10-KSB, into the Company’s previously filed Registration Statement Nos. 333-35884, 333-87977 and 333-66297 on Form S-3, Registration Statement Nos. 333-89989, 333-94125, 33-72108, 333-97525, 333-110946 and 333-128628 on Form S-8 and Registration Statement No. 333-136033 on Form SB-2.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

October 13, 2006
Boston, Massachusetts